NOTE: Confidential treatment has been requested for certain portions of this document. Material that has been omitted from this document as filed on EDGAR is marked as follows [**].

EXHIBIT 10.38

DWANGO NORTH AMERICA CORP. / NAPSTER, INC.

LICENSING AGREEMENT

This Licensing Agreement (“Agreement”), is effective as of the 23rd day of November, 2004 (“Effective Date”) and is entered into by and between Dwango North America Corp., d/b/a/ Dwango Wireless (“DWANGO”), a Nevada corporation with a principal place of business at 200 West Mercer Street, Suite 501, Seattle, WA 98119 and Napster, LLC (“NAPSTER”), a limited liability corporation with a principal place of business at 9044 Melrose Avenue, Los Angeles, CA 90069. DWANGO and NAPSTER may be referred to in this Agreement individually as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, DWANGO has developed and/or licensed the rights to the Mobile Entertainment Service (as defined in Section 1 of this Agreement);

WHEREAS, NAPSTER owns or has licensed the right to use the NAPSTER Properties (as defined in Section 1 of this Agreement);

WHEREAS, DWANGO wants to license certain NAPSTER Properties from NAPSTER, develop certain documentation and other materials with NAPSTER, and incorporate those NAPSTER Properties and Jointly Developed NAPSTER Properties into the Mobile Entertainment Service to create the NAPSTER Mobile Entertainment Service (in each case as defined herein); provide the delivery, support, community and infrastructure services for the commercial exploitation of the NAPSTER Mobile Entertainment Service; and share the revenue generated from such commercial exploitation with NAPSTER;

WHEREAS, NAPSTER wants DWANGO to develop the NAPSTER Mobile Entertainment Service, the Parties want to promote it broadly to potential wireless device users in the retail channel, on the world wide web and via Wireless Carrier Partners (as defined below), and NAPSTER further wants to receive a royalty from the commercial exploitation of the NAPSTER Mobile Entertainment Service, and NAPSTER shall have the right to exploit the Jointly Developed NAPSTER Properties in territories not contemplated under this Agreement; and

WHEREAS, the Parties wish to enter into an agreement whereby NAPSTER will license the NAPSTER Properties to DWANGO, DWANGO will develop the NAPSTER Mobile Entertainment Service, and the Parties will share the revenue generated by the NAPSTER Mobile Entertainment Service;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Definitions. As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

1.1.	“Brand Licensing Fee” shall mean a non-refundable sum of Three Hundred Sixty Thousand Dollars ($360,000) in the aggregate payable in cash, check or other immediately available funds according to the schedule set forth in Section 5.3.

1.2.
“Jointly Developed NAPSTER Properties” shall mean (i) the documentation (to be created jointly by DWANGO and NAPSTER) related to the user-interface design and information workflow of the NAPSTER Mobile Entertainment Service, (ii) the style guides and design assets of the NAPSTER Mobile Entertainment Service, and (iii) the process, documentation, design assets and workflow relating to the integration of any NAPSTER-specific elements into the NAPSTER Mobile Entertainment Service (e.g., as described in Section 4.1.6 below) to be created jointly by DWANGO and NAPSTER. The Jointly Developed NAPSTER Properties do not include any part of the Mobile Entertainment Service. To the extent created by DWANGO, the Jointly Developed NAPSTER Properties shall be considered “work made for hire” for NAPSTER by DWANGO within the meaning of the United States Copyright Act. If any such properties are not deemed “work made for hire,” they will be deemed transferred to NAPSTER. All such Jointly Developed NAPSTER Properties shall, from the inception of creation, be entirely the property of NAPSTER, in perpetuity, throughout the universe, free of any claim whatsoever by DWANGO or any third party.

1.3.
“NAPSTER Properties” shall mean the Jointly Developed NAPSTER Properties, the NAPSTER name, the NAPSTER logo(s), and any other Intellectual Property Rights owned or used by NAPSTER and/or associated with the NAPSTER brand. The NAPSTER Properties shall include any modifications, additions, enhancements and upgrades to the NAPSTER Properties, but shall not include the Mobile Entertainment Service. As between NAPSTER and DWANGO, title to and all ownership rights of, in and to the NAPSTER Properties, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of NAPSTER, which, as between NAPSTER and DWANGO, shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.4.
“NAPSTER Service Launch Date” shall mean the date that the NAPSTER Mobile Entertainment Service is first available to customers of a Wireless Carrier Partner. The Parties intend such date to be no later than January 31, 2005.

1.5.
“Confidential Material” shall mean any oral, written, graphic or machine readable information that is clearly marked as confidential, or should reasonably be known to be confidential, including, but not limited to, that which relates to patents, patent applications, research, product requirements, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), hardware configuration, computer programs, algorithms, business plans, agreements with third parties, services, customers, marketing or finances, as known and disclosed by one Party to another Party. Confidential Material specifically includes all orally disclosed confidential information, if such information is not public and should reasonably be deemed in the circumstances to be the private information of the other party, or is identified as proprietary, confidential, or private upon disclosure. Confidential Material also includes the financial and other material terms of this Agreement.

1.6.
“DWANGO Trademarks” shall mean DWANGO®, and all other product names, logos, trade names and trademarks owned or used by DWANGO, including all Intellectual Property Rights contained therein (for purposes of this definition only, the term DWANGO shall include Dwango North America, Inc., Dwango North America, Corp., and any subsidiary, division or other entity owned and/or controlled by Dwango North America, Inc., and/or Dwango North America Corp.). Title to and all ownership rights of, in and to the DWANGO Trademarks are and will remain the property of DWANGO, which shall have the exclusive right to protect the same.

1.7.
“Intellectual Property Rights” shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author’s rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works of any copyrighted work.

1.8.
“Mobile Entertainment Service” shall mean DWANGO’s service that includes, and permits users of wireless services to browse, sample, download, play, use and purchase, the following: ring tones; ringback tones; alert tones; master recording tones; short tones; promo tones; wireless games; images; video clips; streaming video; subscription services; bundled services; text-to-voice; and other like content or services, in each case for mobile phones and other wireless mobile devices with mobile phone functionality, through a mobile device interface or a web interface. The Mobile Entertainment Service includes features related to the Mobile Entertainment Service, including the functionality to redeem a promotion via a short code or other promotional code, through integration with a Wireless Carrier Partner’s billing mechanism or use of an alternative payment method. The Mobile Entertainment Service includes any modifications, additions, enhancements and upgrades to the Mobile Entertainment Service, but shall in no event include any NAPSTER Properties. As between NAPSTER and DWANGO, title to and all ownership rights of, in and to the Mobile Entertainment Service, and any Intellectual Property Rights therein, are and will remain the property of DWANGO, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.9.
“Mobile Entertainment Service Revenue” shall mean all fees that a Wireless Carrier Partner pays to DWANGO in connection with the NAPSTER Mobile Entertainment Service less royalties paid by DWANGO to Wireless Carrier Partners and third party copyright owners of the products sold through the Mobile Entertainment Service. A sample calculation of Mobile Entertainment Service Revenue for the sale of a polyphonic ring tone through a Wireless Carrier Partner is attached hereto as Exhibit D.

1.10.
“NAPSTER Mobile Entertainment Service” shall mean the Mobile Entertainment Service after incorporating any NAPSTER Properties or any Jointly Developed NAPSTER Properties, provided that the NAPSTER Mobile Entertainment Service shall comprise only those parts or aspects of the Mobile Entertainment Service into which NAPSTER Properties or the Jointly Developed NAPSTER Properties are incorporated under this Agreement. The Parties understand that only the elements of the Mobile Entertainment Service relating to ring tones, master recording tones, promo tones and images will comprise the NAPSTER Mobile Entertainment Service, unless Napster and DWANGO specifically agree otherwise in writing.

1.11.
“NAPSTER Premium Service” shall mean the basic version of the NAPSTER subscription service which currently allows unlimited streaming and tethered downloading (i.e. downloaded files remain active throughout the subscription term but are limited to use on the PC of the applicable subscriber of full-length songs) (“Tethered Downloads”), and other features such as access to NAPSTER “radio” stations, editorial and music programming, and community elements. Additionally, subscribers may purchase songs or albums on an a la carte basis.

1.12.	“NAPSTER Third Party Partner” shall have the meaning given in Section 4.1.10.

1.13.
“NAPSTER To Go Service” shall mean the version of the NAPSTER subscription service which currently allows the activities in the NAPSTER Premium Service as well as allowing transfer of Tethered Downloads to certain NAPSTER To Go Service compatible portable audio devices.

1.14.	“NAPSTER Websites” shall mean Napster.com and other websites made available by NAPSTER for the use of NAPSTER subscribers.

1.15.	“Royalty Report” shall mean the report described in Section 5.5.

1.16.	“Territory” shall mean the US and Canada.

1.17.	“Term” shall have the meaning set forth in Section 6.1.

1.18.	“Mobile Entertainment Service Royalty” means royalties of [**] of all Mobile Entertainment Service Revenue.

1.19.	“Statement of Work” shall mean the statement of work attached as Exhibit C to this Agreement, as amended from time to time by mutual written agreement of the Parties.

1.20.
“Wireless Carrier Partner” means a wireless service provider or other third party that has agreed to offer the NAPSTER Mobile Entertainment Service to its customers at prices agreed to by the Wireless Carrier Partner or other third party and DWANGO, and approved by Napster. DWANGO shall make reasonable commercial efforts to solicit each wireless service provider identified on Schedule A to become a Wireless Carrier Partner. NAPSTER must approve all other Wireless Carrier Partners not identified on Schedule A in writing in advance.

1.21.	“Top 8 Wireless Carriers” means ATT/Cingular, Verizon, T-Mobile, US Cellular, Alltel, Nextel, Boost, and Virgin Mobile.

2.	License Grant.

2.1.
License to DWANGO Trademarks. Subject to the other provisions of this Agreement, DWANGO hereby grants to NAPSTER, solely during the Term, a non-assignable, non-sublicensable, non-exclusive (except as described in Section 2.3 below), royalty-free right and license in the Territory, to use, reproduce, publish, perform and display the DWANGO Trademarks in promotional and marketing materials, content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about DWANGO, DWANGO’s relationship with NAPSTER as established by this Agreement, and the NAPSTER Mobile Entertainment Service. Prior to each new use of any of the DWANGO Trademarks in the manner permitted herein, NAPSTER shall submit a sample of such proposed use to DWANGO for its prior written approval, which may not be unreasonably withheld, conditioned or delayed; provided that NAPSTER may make use of the DWANGO Trademarks on a going forward basis during the Term in a substantially similar manner to those previously approved by DWANGO. Once DWANGO has approved a particular use of a DWANGO Trademark, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice or (ii) the expiration of this Agreement.

[**] REQUESTED FOR CONFIDENTIAL TREATMENT

2.2.
License to NAPSTER Properties. Subject to the other provisions of this Agreement, NAPSTER hereby grants to DWANGO, solely during the Term, a non-exclusive (except as described in Section 2.3 below) and non-sublicenseable (except as necessary for the licensing and distribution of the NAPSTER Mobile Entertainment Service pursuant to the terms of this Agreement) right and license within the Territory to reproduce, publish, perform and display the NAPSTER Properties in the NAPSTER Mobile Entertainment Service, and promotional, instructional and marketing materials for the NAPSTER Mobile Entertainment Service, including content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about the NAPSTER Mobile Entertainment Service. Prior to each new use of any of the NAPSTER Properties in the manner permitted herein, DWANGO shall submit a sample of such proposed use to NAPSTER for its prior written approval, which may not be unreasonably withheld, conditioned or delayed; provided that DWANGO may make use of the NAPSTER Trademarks on a going forward basis during the Term in a substantially similar manner to those previously approved by NAPSTER. Once NAPSTER has approved a particular use of a NAPSTER Property, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice, and (ii) the expiration of this Agreement.

2.3.
Exclusivity. During the Term (the “Exclusivity Period”, except as otherwise provided below): (a) NAPSTER will not license, sell, or otherwise grant rights in the NAPSTER Properties or the Jointly Developed NAPSTER Properties for use in the Territory in connection with any service or product that includes any component part (e.g., ring tone provision)of the NAPSTER Mobile Entertainment Service, nor shall NAPSTER make any use in the Territory of the NAPSTER Properties or the Jointly Developed NAPSTER Properties that includes any component part of the NAPSTER Mobile Entertainment Service; and (b) DWANGO will not enter into an agreement to provide any part or aspect of the Mobile Entertainment Service on behalf of any other individual, entity or business unit whose primary business is providing digital music services (other than RollingStone.com and RealNetworks/Rhapsody). Notwithstanding the foregoing, if at any point beginning April 1, 2005 through the rest of the Exclusivity Period DWANGO cannot secure and maintain for the NAPSTER Mobile Entertainment Service approval for “deck” placement on at least five (5) of the Top Eight Wireless Carriers, the Exclusivity Period shall terminate. Notwithstanding the foregoing, the Exclusivity Period shall terminate if the NAPSTER Service Launch Date has not occurred by April 1, 2005.

3.	Ownership and Restrictions.

3.1.
Ownership of the Mobile Entertainment Service and the DWANGO Trademarks. NAPSTER hereby acknowledges that as between NAPSTER and DWANGO, DWANGO owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by DWANGO, including, without limitation the Mobile Entertainment Service, the DWANGO Trademarks and any improvements and modifications thereto, including all Intellectual Property Rights therein, but specifically excluding all NAPSTER Properties.

Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted NAPSTER hereunder, conveys to NAPSTER, and NAPSTER shall not acquire by virtue of this Agreement, any Intellectual Property Rights or any other right or title to, or interest in, the Mobile Entertainment Service or the DWANGO Trademarks or any part or aspect thereof (or any derivative work). NAPSTER agrees that it shall not at any time assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Rights in the Mobile Entertainment Service and/or the DWANGO Trademarks owned by or licensed to DWANGO, other than the NAPSTER Properties included therein.

NAPSTER shall use each DWANGO Trademark in a manner consistent with how it is generally used by DWANGO, and not in any manner that will disparage, embarrass or injure the brand. Upon written notice by DWANGO, NAPSTER shall promptly remedy any failure to comply with the previous sentence or, if such remedy is not promptly made, cease its use of such trademark.

3.2.
Ownership of NAPSTER Properties. DWANGO hereby acknowledges that as between NAPSTER and DWANGO, NAPSTER owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied or owned by NAPSTER in accordance with the terms hereof, including, without limitation, the NAPSTER Properties and any improvements and modifications thereto, including all Intellectual Property Rights therein. DWANGO shall provide NAPSTER with copies of all such materials produced by DWANGO in connection with the Jointly Developed NAPSTER Properties.

Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted DWANGO hereunder, conveys to DWANGO, and DWANGO shall not acquire by virtue of this Agreement, any Intellectual Property Rights, or any other right or title to, or interest in, the NAPSTER Properties or any part or aspect thereof (or any derivative work). DWANGO agrees that it shall not at any time assert or claim any interest in, or do anything that may adversely affect the validity or enforceability of, any Intellectual Property Rights in the NAPSTER Properties owned by or licensed to DWANGO.

DWANGO shall use each NAPSTER trademark in a manner consistent with how it is generally used by NAPSTER, and not in any manner that will disparage, embarrass or injure the brand. Upon written notice by NAPSTER, DWANGO shall promptly remedy any failure to comply with the previous sentence or, if such remedy is not promptly made, cease its use of such trademark

4.	Services to be Performed by and Obligations of Each Party.

4.1.	Services to be performed by and Obligations of DWANGO. Subject to the timing, specifications and limitations set forth in the Statement of Work, DWANGO shall:

4.1.1.
Develop, distribute and maintain the NAPSTER Mobile Entertainment Service on WAP, BREW™ and Java-enabled handset models and on no less than eighty percent (80%) of the MIDP1 & MIDP2 handset models identified on Exhibit A to this Agreement.

4.1.2.
Maintain the NAPSTER Mobile Entertainment Service at a quality level (i.e., with respect to breadth of content, tone quality and current nature of content) at least as high as the top three ring tone services then commercially available as reasonably determined by Napster (currently Moviso, Faithwest and Zingy).

4.1.3.	Develop with NAPSTER the Jointly Developed NAPSTER Properties.

4.1.4.
Take all reasonable measures to ensure availability of the NAPSTER Mobile Entertainment Service to subscribers of the NAPSTER Mobile Entertainment Service at least ninety-nine percent (99.0%) of the time, within the meaning of Exhibit B to this Agreement.

4.1.5.
Provide infrastructure and (as further described in Exhibit B) customer support for the proper functioning of the NAPSTER Mobile Entertainment Service that is at least as good as the commercially reasonable industry standard in all respects.

4.1.6.
Create and implement a method for delivering advertisements or promotions into the NAPSTER Mobile Entertainment Service which would permit the distribution to unique handsets of unique promotional codes (both from NAPSTER as well as NAPSTER’s third party prepaid card provider) redeemable for trials of the NAPSTER Premium Service.

4.1.7.
At DWANGO’s sole expense, provide at least one free ring tone per unique user of the NAPSTER Mobile Entertainment Service at the time each such user registers for or initiates use of the NAPSTER Mobile Entertainment Service.

4.1.8.
Establish rights to distribute at least 90% of the ring tones listed on the soon-to-be-released Billboard ring tones charts and maintain catalog licensing relationships with all five of the major music publishers.

4.1.9.
Work with each of NAPSTER’s pre-paid card partners identified on the Statement of Work to develop the ability to permit users of the NAPSTER Mobile Entertainment Service to pre-pay for products and services included in the NAPSTER Mobile Entertainment Service.

4.1.10
Upon written request by NAPSTER, assist third party providers of services similar to any services included in the NAPSTER Mobile Entertainment Service operating outside of the Territory to integrate the Jointly Developed NAPSTER Properties with any such third party’s services for NAPSTER. To the extent that NAPSTER utilizes DWANGO’s services, NAPSTER agrees to pay DWANGO at a rate of $200/hour per person. DWANGO shall not be obligated to provide more than a total of twenty (20) hours of service per month during the Term to satisfy its obligations under this subparagraph; provided that DWANGO will use reasonable efforts to provide as much assistance as NAPSTER reasonably requests.

4.1.11	Use best efforts to secure and maintain for the NAPSTER Mobile Entertainment Service approval for “deck” placement on at least four (4) of the Top Eight Wireless Carriers.

4.2.	Services to be performed by and Obligations of NAPSTER.

4.2.1.
Promote the NAPSTER Mobile Entertainment Service by providing constant and prominent placements reasonably determined by NAPSTER of the NAPSTER Mobile Entertainment Service on each of (i) the NAPSTER Websites in territories where the NAPSTER Mobile Entertainment Service is available, (ii) the NAPSTER Premium Service, (iii) the NAPSTER To Go Service and (iv) any other similar service offered by NAPSTER. Prominent placement may include, but not be limited to, the home page of Napster.com, in the NAPSTER “store” and via a prominent link in the NAPSTER client. For the sake of clarity, there will be a navigable path to an area featuring the NAPSTER Mobile Entertainment Service in each of (i) the NAPSTER Websites in territories where the NAPSTER Mobile Entertainment Service is available, (ii) the NAPSTER Premium Service, (iii) the NAPSTER To Go Service and (iv) any other similar service offered by NAPSTER. Notwithstanding the foregoing, to the extent that any NAPSTER cobranded affiliate refuses to allow the NAPSTER Mobile Entertainment Service to be offered through its version of the NAPSTER Service, promotions for the NAPSTER Mobile Entertainment Service will not be included in such version.

The Parties shall work together in good faith to determine the exact descriptive elements of the placements, and to optimize the exposure of the NAPSTER Mobile Entertainment Service over the course of the Term. NAPSTER will be wholly responsible for providing all creative elements, and shall present each newly designed promotion to DWANGO for comment and review prior to its public use (provided that substantially similar promotions will be deemed to be approved). Notwithstanding the foregoing, NAPSTER shall maintain final editorial control over the look and feel of the promotional placements.

4.2.2.
During the Term, NAPSTER shall from time to time send emails promoting DWANGO and the NAPSTER Mobile Entertainment Service to all users of NAPSTER’s services who have opted in for such emails. NAPSTER will be responsible for the creation of such emails, the design of which shall be subject to review and approval of DWANGO (not to be unreasonably withheld); provided that substantially similar emails will be deemed to be approved. Emails promoting the NAPSTER Mobile Entertainment Service shall be delivered to eligible users of NAPSTER’s services no fewer than four (4) times during each calendar quarter during the Term.

4.2.3.
NAPSTER shall use reasonable efforts to assist DWANGO in its efforts to maintain and develop relationships with current or potential Wireless Carrier Partners, including through, upon reasonable request by DWANGO, occasional direct communications by senior executives of NAPSTER to current and potential Wireless Carrier Partners promoting DWANGO and the NAPSTER Mobile Entertainment Service to such Wireless Carrier Partners.

5.	Royalties; Advertising Fees; Reports; Audits.

5.1.
Royalty. In consideration for the license of the NAPSTER Properties and the performance by NAPSTER of all of its obligations under this Agreement, DWANGO shall pay NAPSTER the Mobile Entertainment Service Royalty and the Brand License Fee.

5.2.
NAPSTER Royalty Payments. DWANGO shall pay the Mobile Entertainment Service Royalties no later than thirty (30) days subsequent to the end of each calendar month during the Term in which such Mobile Entertainment Service Royalties accrue.

5.3.
Brand License Fee. DWANGO shall pay NAPSTER the aggregate Brand License Fee in twelve (12) equal installments. The initial payment of Thirty Thousand Dollars ($30,000) shall be made on the one-month anniversary of the NAPSTER Service Launch Date, and all subsequent payments of Thirty Thousand Dollars ($30,000) shall be made on the one-month anniversary of the prior payment date, until a total of twelve (12) such payments are made. If a payment date is a weekend or a holiday, payment shall be made on the next business day.

5.4.
Sponsorship Commitment: DWANGO will pay NAPSTER an aggregate amount equal to two hundred thousand dollars ($200,000) to be applied toward sponsorship of certain events jointly approved by DWANGO and NAPSTER during the Term. The amounts paid by DWANGO pursuant to this Section 5.4 will be used to promote the NAPSTER Mobile Entertainment Service. DWANGO shall only be obligated to make payments pursuant to this Section 5.4 after DWANGO and NAPSTER have jointly agreed upon (i) an event or events to jointly promote and (ii) a plan of promotion.

5.5.
Royalty Reports. During the entire Term and for not less than two (2) years following the termination or expiration of this Agreement, DWANGO shall maintain copies of all documents, including those delivered to it by the Wireless Carrier Partners that are necessary to calculate the Mobile Entertainment Service Revenue and the Mobile Entertainment Service Royalty. DWANGO shall be responsible for preparation and delivery of “Royalty Reports” detailing the amount of Mobile Entertainment Service Royalty due for the applicable period, which shall be due within thirty (30) days subsequent to the end of each calendar month during the Term, together with the Mobile Entertainment Service Royalty payment due for such period. Without limiting the foregoing obligation, such reports shall also include all information reasonably necessary for computation and confirmation of the Mobile Entertainment Service Royalties, if any, for such monthly period.

5.6.
Audits. In connection with the obligations undertaken by DWANGO hereunder to prepare and deliver the Royalty Reports and related payments and to preserve the records related thereto, an accountant experienced in audits designated by NAPSTER may inspect the records on which such reports are based no more than twice per calendar year (and once within 180 days after the last royalty statement provided hereunder is received by NAPSTER). Upon ten (10) days prior written notice by NAPSTER, DWANGO will provide such accountant with access to the books and records relating to such Royalty Reports, at DWANGO’s facilities during normal business hours. NAPSTER shall be obligated to pay the fees and expenses of the accountant; provided that DWANGO shall be obligated to pay such fees and expenses if the accountant determines that DWANGO prepared such report incorrectly resulting in underpayment of the NAPSTER Royalties by more than five percent (5%) for the period being audited. DWANGO shall immediately pay any such underpayments to NAPSTER.

6.	Term and Termination.

6.1.
Term. The term of this Agreement and the licenses granted herein shall begin on the Effective Date of this Agreement and shall expire on the date one (1) calendar year from the NAPSTER Service Launch Date (the “Term”). Thereafter, this Agreement will be automatically renewed for additional periods of one (l) year each unless either party shall have given the other party written notice of termination of this Agreement at least sixty (60) calendar days prior to the expiration date.

6.2.
Termination for Cause. Either party may immediately terminate this Agreement prior to the expiration of the Term in the event that the other party (i) files in any court or agency a petition in bankruptcy or insolvency, (ii) is served with an involuntary petition against it that is filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (iii) makes an assignment for the benefit of creditors, and (iv) breaches any material representation, obligation or covenant contained herein, unless such breach is cured no later than thirty (30) days from the date of receipt of notice of such breach, or if by the nature of the breach it is not able to be so cured, it is resolved to the non-breaching party’s satisfaction.

7.	Confidentiality Agreement.

7.1.
Confidentiality Obligations. Each of the Parties hereby acknowledges that all Confidential Material of the other Party constitutes trade secrets of the other Party and must be kept confidential. Each Party acknowledges the unique and proprietary nature of the Confidential Material of the other Party. Each Party hereby agrees and acknowledges that it makes no present claim, nor will it make any future claim whatsoever, to the other Party’s Confidential Material. In addition, the Parties agree that no Party shall disclose the Confidential Material, or any part thereof, to any person or entity without the prior written consent of the other Party; and each Party shall treat the Confidential Material as confidential and proprietary information of the other Party and the Confidential Material of the other as valuable business and property rights. Notwithstanding anything to the contrary herein, the representations and obligations of the Parties contained within this paragraph 7 shall survive any termination or expiration of this Agreement. For purposes of Section 7 of this Agreement, “Party” shall include the directors, officers, employees, consultants, agents, successors and predecessors of such Party. Each Party agrees to only disclose Confidential Materials to those officers, directors, and employees who need access to the Confidential Materials in order so that the Party may perform its obligations under this Agreement and to require such persons to comply with terms of this Agreement.

7.2.
Exceptions to Confidentiality Obligations. The obligations of this paragraph 7 shall not apply to any Confidential Material which (a) is or becomes available to the public through no breach of this Agreement; (b) is independently developed by a Party without the use of Confidential Material of the other Party; (c) is approved for release by written authorization of the disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (d) is rightfully received by a Party from a third party whom such Party has reasonable grounds to believe is authorized to make such disclosure without restriction; (e) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (f) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Party receiving the Confidential Material shall first notify the disclosing Party hereto of the order and permit the disclosing Party to seek an appropriate protective order.

8.	Proprietary Rights Warranty and Indemnification.

8.1.	Representations and Warranties.

8.1.1.	NAPSTER hereby represents and warrants that:

(a)
NAPSTER either owns or has licensed, and will own or have a license to throughout the Term, all Intellectual Property Rights required to grant the licenses that NAPSTER has granted under this Agreement.

(b)
NAPSTER either owns or has licensed, and will continue to own or have licensed throughout the Term, all Intellectual Property Rights and other rights required to reproduce, distribute, and market the NAPSTER Properties (but specifically excluding the Mobile Entertainment Service), and including all modifications, versions and additions thereto made or provided by NAPSTER throughout the Term; and

(c)
Distribution, reproduction, promotion, and marketing of the NAPSTER Properties in accordance with the terms of this Agreement will not infringe on any third party’s rights, including, without limitation, any rights of copyright, trademark, patent, unfair competition, defamation, publicity or privacy.

8.1.2.	DWANGO hereby represents and warrants that:

(a) DWANGO either owns or has licensed, and will own or have a license to throughout the Term, all Intellectual Property Rights required to grant the licenses that DWANGO has granted under this Agreement;

(b) DWANGO either owns or has licensed, and will continue to own or have licensed throughout the Term, all Intellectual Property Rights and other rights required to develop, reproduce, distribute, and market the Mobile Entertainment Service, including all music, images, photos, text, logos, and other content (but specifically excluding the NAPSTER Properties) and all technology incorporated therein and used in connection therewith; and

(c) Distribution, reproduction, development, promotion, marketing of and support for the Mobile Entertainment Service in accordance with the terms of this Agreement will not infringe on any third party’s rights, including, without limitation, any rights of copyright, trademark, patent, unfair competition, defamation, publicity or privacy.

(d) The Jointly Developed NAPSTER Properties will belong to NAPSTER without any third party interest and will not infringe the rights (including without limitation contractual rights and Intellectual Property Rights) of any third party.

8.2.
Indemnification. Each Party hereby agrees to, and shall, indemnify, defend and hold harmless the other Party and its directors, officers, agents and employee for damages, liabilities, costs and expenses resulting from any and all legal actions and threats of legal actions brought against the other Party by a third party (i) charging or alleging that the Intellectual Property Rights of such indemnifying Party infringe the patent, copyright, trademark or other Intellectual Property Rights of such third party, and (ii) arising from a breach or alleged breach of any representation or warranty made by the indemnifying party of Sections 8 or 9 of this Agreement. The parties agree to (i) prompt written notification from the Party seeking indemnification to the indemnifying Party of the claim for which indemnity is sought; (ii) sole control by the indemnifying Party of the defense of any action and all negotiations for settlement and compromise; and (iii) cooperation and assistance from the Party seeking indemnification, including reasonable disclosure of information and authority necessary to perform the above. The indemnified Party shall be responsible for the costs and fees of its own counsel if it desires to have separate legal representation in any such action. Neither Party has any obligations to indemnify the other Party for any claims not covered by this Section 8.2.

9.
General Warranties. Each Party hereby warrants and represents that it has full legal rights and authority to enter into this Agreement and to perform all of its obligations hereunder, and that by entering into this Agreement or performing its obligations hereunder, it is not in default or breach of any contract or agreement with any third party and it is not violating or infringing upon the rights of any third party. Each Party represents and warrants that it is not prohibited nor in any manner otherwise restricted, by any law, regulation or administrative or judicial order of the United States from entering into this Agreement or carrying out its provisions or the transactions contemplated thereby.

10.
DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.
LIMITATION ON LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, LOSS OF PROFITS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.
Choice of Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, and applicable federal law. The parties consent to the exclusive jurisdiction of the local, state and federal courts located in Los Angeles County California.

13.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.
Press Releases and Public Statements.  Neither party will issue any public statement about this Agreement without the prior written approval of the other Party (which approval shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, each party shall be entitled to use the name of the other Party as well as previously disclosed terms of this Agreement in connection with public statements issued thereafter.

15.
Delivery of Notices and Payments. Unless otherwise directed in writing by the parties, all notices given hereunder shall be sent via Federal Express or another equivalent express delivery service, or by facsimile with confirmation of transmission, to the name and addresses set forth on the signature page of this Agreement. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the day after the date sent via facsimile or two days after the date sent via Federal Express or other equivalent express delivery service via overnight delivery.

16.
Entire Agreement. This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof. No modification or change in this Agreement shall be valid or binding upon the Parties unless in writing, executed by the parties to be bound thereby.

17.
Assignability. No rights or interest arising under this Agreement may be transferred or assigned by any Party without the prior written consent of the other Party; provided that either Party may assign this Agreement in whole or part without consent to any entity controlling, controlled by or under common control with such Party, or to any entity that acquires such Party by purchase of stock or by merger or otherwise, or by obtaining substantially all of the assets of such Party’s applicable business unit.

18.
Not a Partnership. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

19.
Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of the Agreement to be deemed an original counterpart.

20.	Captions. All captions in this Agreement are intended solely for the convenience of the Parties, and none shall affect the meaning or construction of any provision.

21.	Survival of Agreement. Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1, 3, 7, 8.2 and 10 through 21.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

DWANGO NORTH AMERICA CORP.

By:	/s/ Alexander U. Conrad
Alexander Conrad, President/COO 200 West Mercer St., Suite 501 Seattle, WA 98117

NAPSTER, INC.

By:	/s/ Laura Goldberg
Laura Goldberg, Chief Operating Officer 9044 Melrose Avenue Los Angeles, CA 90069

SIGNATURE PAGE TO DWANGO/NAPSTER LICENSING AGREEMENT]

Exhibit A

Carriers with US Headquarters
AT&T /Cingular	(WEB) (WAP) (Initial Launch WEB/WAP deck placement target)
Nextel	(WEB) (WAP) (Initial Launch WEB/WAP deck placement target)
Boost Mobile	(WEB) (WAP) (Initial Launch WEB/WAP deck placement target)
T-Mobile	WEB) (Initial Launch)
Verizon	(BREW) (WAP 2.0) (Future - Pending new marketing program release)
USCellular	(BREW) (BREW deck placement target pending release of DWANGO BREW 2.0 Service)
Alltel	(BREW) (BREW deck placement target pending release of DWANGO BREW 2.0 Service)
Virgin Mobile	(WEB) (WAP) (Future - tentatively slated for late Q1 2005)

Handset Target List
AT&T /Cingular	All high volume handsets, midp2, featured handsets
Nextel	All available handsets
Boost Mobile	All available handsets
T-Mobile	All high volume handsets, midp2, featured handsets
Verizon	All high volume handsets, midp2, featured handsets
USCellular	All high volume handsets, midp2, featured handsets
Alltel	All high volume handsets, midp2, featured handsets
Virgin Mobile	All high volume handsets, midp2, featured handsets

Carriers with Canadian Headquarters
Rogers	(WEB) (WAP) (Subsequent Launch date TBD - WEB/WAP deck)
FIDO	(WEB) (WAP) (Subsequent Launch date TBD - WEB/WAP deck)
Telus	(WEB only) (Subsequent Launch date TBD - WEB/WAP deck)
Bell Canada	(WEB only) (Subsequent Launch date TBD - WEB/WAP deck)

Handset Target List
Rogers	All high volume handsets, midp2, featured handsets
FIDO	All high volume handsets, midp2, featured handsets
Telus	All high volume handsets, midp2, featured handsets
Bell Canada	All high volume handsets, midp2, featured handsets

Exhibit B

AVAILABILITY / HOSTING SERVICE LEVEL/CUSTOMER SUPPORT

1.	Operational Issues.

In case operational issues arise which require the assistance of the other Party to be resolved, each Party may contact the other Party and each Party commits to a joint resolution of the issue. Both Parties shall provide and maintain a phone number, which phone number is set forth in the table below, and which shall be answered by technical skilled personnel during the business hours which are set forth in the table below. In the event that DWANGO’s operations center does not operate 24 hours each day, 7 days a week, DWANGO shall link the phone number provided below to a pager and shall return NAPSTER’s call(s) no later than 15 minutes after the time the pager message was left by NAPSTER during all hours outside of the business hours as set forth below for DWANGO. The contact information below for operational issues is intended solely for communication between NAPSTER and DWANGO and shall not be provided to third parties. Each Party shall notify the other Party of any changes to the operations contact information provided in the operations contact table below ten (10) business days before such change becomes effective.

2.	Network Availability.

The NAPSTER Mobile Entertainment Service shall be available to NAPSTER users a minimum of 99 % of the time during any 24 hour period, 7 day period, and 30 day period. Calculation of this availability shall exclude Maintenance Outages but shall include Unplanned Outages and Emergency Maintenance Outages. Upon NAPSTER’s request, DWANGO shall provide NAPSTER with a report showing service availability.

3.	Maintenance/Planned Outages.

DWANGO shall perform any work which requires the unavailability of the NAPSTER Mobile Entertainment Service (“Maintenance Outage”) between 11:00 PM and 5:00 AM Pacific Standard Time (the “Maintenance Window”). DWANGO will notify NAPSTER at least seven days in advance of any planned Maintenance Outage. No more than eight hours of Maintenance Outages per month may occur.

In the event the time required to perform such work will unexpectedly exceed the Maintenance Window DWANGO shall notify NAPSTER at the telephone number set forth below forty-five (45) minutes before the end of the Maintenance Window, and such unavailability shall be considered an Unplanned Outage or Emergency Maintenance Outage.

DWANGO shall notify NAPSTER at the telephone number set forth below of any material impairment of the NAPSTER Mobile Entertainment Service (an “Unplanned Outage”) within thirty (30) minutes after such Unplanned Outage commences. DWANGO shall provide a short description of the impairment causing the Unplanned Outage (e.g. service affected, extent of impairment) and a status for resolution.

DWANGO shall notify NAPSTER at the telephone number set forth below of any required maintenance beyond Maintenance Outages (“Emergency Maintenance”) forty-five (45) minutes prior to the start of the Emergency Maintenance. DWANGO shall provide an estimated timeframe for resolution and a status of such Emergency Maintenance every two (2) hours until resolved.

b.	NAPSTER and DWANGO Operations Center Contact Information.

Party	Phone Numbers for NAPSTER and DWANGO to Use	Hours of Operation

NAPSTER George Domantay	Phone number: 1-310-281-5002	M - F 8am to 6pm PST; S -S 8am to 5pm PST Alternative/After hours: Email domantay@ napster.com
DWANGO	Phone number: (206) 286-1440 - menu for service	Business Hours: M-S 8am-6pm PST. After hours: The phone number is linked to a mobile “Hot” Phone. DWANGO commits to immediate response.

4.	Customer Support.

The DWANGO Support Group resides on-site in Seattle, Washington and supports all customer inquiries related to applications and content.  The typical* customer support process begins with a call from the customer to the Wireless Carrier Partner, which acts as the Tier 1 support agent. If the Wireless Carrier Partner is unable to resolve the issue, it is forwarded to the DWANGO Support Group (Tier 2 and Tier 3).

Tier 1 (Wireless Carrier Partner): Customer's initial contact with the Wireless Carrier Partner and information gathering.  If the support issue is not a quick resolution and is unrelated to the Wireless Carrier Partner’s network, it is forwarded to Tier 2.

Tier 2 (DWANGO): The support issue is logged into DWANGO's support tracking system and the customer is contacted for further review.  If the issue is not known and resolvable, it is forwarded to Tier 3 for further evaluation and triage.  The customer automatically receives a full refund or replacement, provided they are not identified as abusing DWANGO’S goodwill. Tier 2 customer support will be offered by Dwango via telephone from 7 AM to 6 PM PST on normal business days (i.e. excluding weekends and holidays). Tier 2 customer support during all hours other than the hours identified in the prior sentence will be available through a dedicated email address and pager number

Tier 3 (DWANGO): The product issue is logged in DWANGO’S issue tracking software and assigned to the appropriate Development team for resolution.  When a cause is discovered, it is either fixed or declared a known issue and communicated to the Tier 2 team for future identification.

* Sometimes the customer will contact Tier 2 directly, at which point the Dwango Support Group will evaluate whether it is a Wireless Carrier Partner or Dwango related problem and address it accordingly.

Exhibit C

STATEMENT OF WORK

The items listed below define the objectives for the Services:

1.	Napster branded WAP sales channel for Polyphonic Ringtones, Audio Tones & Images:

AWS, Cingular, Nextel, Boost, T-Mobile
Estimated Launch Date: Jan 28th

Features:
1.1.	Polyphonic Ringtone Sales
1.2.	Audio Tone Sales
1.3.	Image Sales
1.4.	Featured Tone
1.5.	Featured Image
1.6.	Catalog Browsing
1.7.	Catalog Search
1.8.	Promo Code Redemption (See section 4)
1.9.	Promo Code Distribution (See section 4)
1.10.	Minimum Supported Handsets - Subject to Change Based on Carrier Handset Roadmaps

LG 4015
LG 1150
Motorola t720
Motorola t721
Motorola V600
NEC 515
NEC 525
Siemens S56
Siemens SL56
Siemens M56
Siemens C61
Samsung x426
Samsung e316
Sony Ericsson T226
Sony Ericsson T616
Sony Ericsson T306
Sony Ericsson T637
Nokia 3100

Nokia 3200
Nokia 3300
Nokia 3595
Nokia 3650
Nokia 6200
Nokia 6200IM
Nokia 6800
Nokia 7210
Nokia 3595IM
Nokia 6820
Nokia 3590
Nokia 3620
Motorola V180
Motorola V505
Siemens C56
Siemens C61
Sony Ericsson Z500a
Nokia 6620
Motorola V220
LG 4020
Nokia 3120
Nokia 6010

2.	Napster branded Web sales channel for Polyphonic Ringtones, Audio Tones & Images:

AWS, Cingular, Nextel, Boost, T-Mobile
Estimated Launch Date Jan 28th

Features:
2.1	Polyphonic Ringtone Sales
2.2	Audio Tone Sales
2.3	Image Sales
2.4	Catalog Browsing
2.5	Catalog Search
2.6	Promo Code Redemption (See section 4)
2.7	Promo Code Distribution (See section 4)
2.8	Content Updated Weekly
2.9	Minimum Supported Handsets - Subject to Change Based on Carrier Handset Roadmaps

LG 4015
LG 1150
Motorola t720
Motorola t721
Motorola V600
NEC 515
NEC 525
Siemens S56
Siemens SL56
Siemens M56
Siemens C61
Samsung x426
Samsung e316
Sony Ericsson T226
Sony Ericsson T616
Sony Ericsson T306
Sony Ericsson T637
Nokia 3100
Nokia 3200
Nokia 3300
Nokia 3595
Nokia 3650
Nokia 6200
Nokia 6200IM
Nokia 6800
Nokia 7210
Nokia 3595IM
Nokia 6820
Nokia 3590
Nokia 3620
Motorola V180
Motorola V505
Siemens C56
Siemens C61
Sony Ericsson Z500a
Nokia 6620
Motorola V220
LG 4020
Nokia 3120
Nokia 6010

3.	Napster branded Next-Generation BREW Client: NSTL - March 2005

US Cellular	NSTL Submission March ‘05
Alltel	NSTL Submission March ‘05

Features:
3.1	Polyphonic Ringtone Sales
3.2	Audio Tone Sales
3.3	Image Sales
3.4	Featured Tone
3.5	Featured Image
3.6	Ringtone Preview
3.7	Catalog Browsing
3.8	Catalog Search
3.9	Content Updated Weekly
3.10	Promo Code Distribution (See Section 4)
3.11	Promo Code Redemption (See Section 4)
3.12	Supported Handsets - TBD

4.	Support for Promotional Codes January 28, 2005

Features:
4.1	Dwango will distribute promotional codes for Napster-provided content via SMS, using a list of generated codes from Napster.
4.2	Napster will distribute promotional codes for Dwango-provided content using a list of generated codes from Dwango, which Dwango provide redemption to.

5.	System Sustainment

5.1	Content Updated Weekly per Napster’s specification and/or approval.
5.1.1	New Content Published into System
5.1.2	Major List Content Rotation
5.1.3	Featured Tones Rotation

5.2	New handsets added monthly (WAP/WEB)
5.2.1	Handsets On-boarded for Polyphonics
5.2.2	Handsets On-boarded for Audiotones
5.2.3	Handsets On-boarded for Images

5.3	New handsets added for BREW regularly.

The following items will be delivered during the course of the project by the party identified below. In the event that NAPSTER does not deliver the UI Design by the below date, each of the subsequent item dates will be adjusted outward by the corresponding number of business days.:

•	UI Design and Documentation (NAPSTER) November 29, 2004

•	Product Requirements Document (DWANGO) December 3, 2004

•	Recognized Change Request Protocol (DWANGO) December 8, 2004

•	Project Plan (DWANGO) December 8, 2004

The Project Plan (which will set forth timelines for completion of all projects contemplated herein), Product Requirements Document and Recognized Change Request Protocol will be delivered by DWANGO to NAPSTER and shall each be subject to NAPSTER’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Dwango will use best efforts to complete the deliverables in accordance with the above schedule. Other than as specifically provided in the Agreement, no payment will be required by either party for the work contemplated herein or in any of the documents referenced herein.

Additional Statement of Work For Creation of Additional Functionality

Dwango will provide Statements of Work for the development of the following functionality no later than January 17, 2005, provided that design discussion occurs between Napster and Dwango engineers a minimum of five business days in advance (January 10, 2005). Napster will have the right to approve such additional SOWs, such approvals not to be unreasonably withheld, conditioned or delayed.

•	Integration with Napster Prepaid Card Solution (FastCard)
•	Creation of Napster Branded PremiumSMS and SMSSales/Marketing Channel
•	Creation of a J2ME Content Browser
•	Support of First Time Purchase Reward Programs

A joint DWANGO/NAPSTER status call will occur weekly during the Term and as needed to discuss other initiatives. DWANGO will continue to hold internal release board meetings to control and manage change related to all DWANGO/NAPSTER projects.

Each party understands and acknowledges that, while best efforts will be made to comply with the schedules set forth in this Statement of Work, maintenance of these schedules will require the cooperation and assistance of both parties, including each party having sufficient and timely access to the other party’s technical resources wherever joint or parallel development must occur.

EXHIBIT D

Ringtone Sample Sale

Ringtone Retail Price	$1.99
Average Payment to Carrier Partner	[**]
Payment Received by Dwango from Wireless Carrier Partner	[**]
Payment From Dwango to third party copyright owners (e.g. publishers & ASCAP)	[**]
Mobile Entertainment Service Revenue (as defined in Section 1.9)	[**]
Royalty to Napster	[**]
Dwango Proceeds	[**]

[**] REQUESTED FOR CONFIDENTIAL TREATMENT